Circuit City Stores, Inc. Reports Third Quarter Results

    - Total Sales Increase 14.7% and Comparable Store Sales Increase 13.1% -
                - Company Posts Consecutive Profitable Quarters -

Richmond, Va., December 19, 2005 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the third quarter ended November 30, 2005.


Statement of Operations Highlights

                                      Three Months Ended November 30               Nine Months Ended November 30
                                         2005                2004                  2005                2004
(Dollar amounts in millions                  % of                  % of                % of                 % of
except per share data)                $      Sales        $        Sales                 $       Sales        $Sales
-----------------------------------------------------------------------------    ------------------------------------------
Net sales and operating revenues     $2,905.7  100.0%   $2,532.4    100.0%     $7,695.8 100.0%   $7,003.3    100.0%
Gross profit........................ $  703.1   24.2%   $  637.8     25.2%     $1,873.0  24.3%   $1,723.8     24.6%
Selling, general and administrative
    expenses........................ $  676.6   23.3%   $  639.6     25.3%     $1,855.0  24.1%   $1,741.7     24.9%
Earnings (loss) from continuing
    operations before income taxes.. $   16.6    0.6%   $   (8.7)    (0.3)%    $   (2.6)  0.0%   $  (34.9)    (0.5)%
Net earnings (loss) from continuing
    operations...................... $   10.1    0.3%   $   (5.9)    (0.2)%    $   (1.6)  0.0%   $  (22.6)    (0.3)%
Net earnings (loss)................. $   10.1    0.3%   $   (5.9)    (0.2)%    $   (1.6)  0.0%   $  (23.8)    (0.3)%
Net earnings (loss) per share from
    continuing operations........... $   0.06      -    $  (0.03)       -      $  (0.01)    -    $  (0.12)       -

Balance Sheet Highlights

                                                                        November 30
(Dollar amounts in millions)                                        2005           2004          % Change
------------------------------------------------------------------------------------------       ------------
Cash, cash equivalents and short-term investments...............  $  535.9      $  752.5           (28.8)%
Merchandise inventory...........................................  $2,681.0      $2,458.9             9.0%
Accounts payable................................................  $2,127.0      $1,757.3            21.0%
Long-term debt, including current installments..................  $   15.4      $   25.2           (39.1)%
Stockholders' equity............................................  $1,835.8      $2,054.7           (10.7)%

Third Quarter Summary
"I want to thank our Associates for their work in producing exceptional sales results this quarter as the company achieved third quarter profitability," said
W. Alan McCollough, chairman and chief executive officer of Circuit City Stores, Inc. "During the quarter, we continued to build upon the traction that began in the second quarter on our parallel efforts to upgrade, evolve and innovate our business. Our sales growth is largely attributed to increases in close rate and average ticket, since store traffic for the quarter was relatively flat. During the quarter we also made significant investments in innovation, a new point-of-sales system and our merchandising systems transformation.

"Our direct sales channel, led by circuitcity.com, continued to post impressive sales gains, particularly on the day after Thanksgiving. For the quarter, Web-originated sales grew by 74 percent over the prior year.

"We saw strength in a broad number of categories, but particularly in flat panel televisions, portable digital audio products, notebook computers and digital imaging products, as our product portfolio management efforts, of strategically putting the full weight of our resources behind key categories, continued to drive the business.

"The brand transition to The Source by Circuit City in Canada is essentially complete. Our international segment produced strong sales and comparable store sales gains. During the quarter, we increased advertising levels above last year in order to familiarize consumers with the new brand.

"While the company showed improved results for the quarter, we commit to remain on course in our efforts to upgrade, evolve and innovate our business and increase shareholder value," concluded McCollough.

Sales

                                                   Three Months Ended
                                                       November 30             Year-Over-        Comparable Store
(Dollar amounts in millions)                     2005            2004          Year Change       Sales Change (a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................   $2,735.1         $2,390.5         14.4%                13.3%
International segment sales ................      170.6            142.0         20.2%                 7.5%
                                               -------------------------
Net sales and operating revenues............   $2,905.7         $2,532.4         14.7%                13.1%
                                               =========================

                                                    Nine Months Ended
                                                       November 30             Year-Over-        Comparable Store
(Dollar amounts in millions)                     2005            2004          Year Change       Sales Change (a)
-------------------------------------------------------------------------------------------------------------------
Domestic segment sales......................    $7,269.0        $6,721.9          8.1%                 6.5%
International segment sales(b) .............       426.9           281.4         51.7%                 7.8%
                                               -------------------------
Net sales and operating revenues............    $7,695.8        $7,003.3          9.9%                 6.5%
                                               =========================

(a)A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include
Web-originated sales and sales from relocated stores. Beginning June 1, 2005, international segment sales are included in the company's comparable store sales and are calculated in local currency. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.
(b)International segment sales are included from May 12, 2004, when Circuit City acquired a controlling interest in InterTAN, Inc.

For the third quarter ended November 30, 2005, total sales increased 14.7 percent to $2.91 billion from $2.53 billion in the same period last year, with consolidated comparable store sales increasing 13.1 percent from the prior year.

Domestic Segment Sales
For the third quarter, total sales for the domestic segment increased 14.4 percent to $2.74 billion from $2.39 billion in the same period last year, with comparable store sales increasing 13.3 percent from the prior year.

During the third quarter, the domestic segment relocated four Superstores and opened ten new Superstores. In addition, the company closed one Superstore, in the New Orleans, La. market, that received significant storm-related damage from Hurricane Katrina.

The percent of sales represented by each major product category for the periods ended November 30, 2005, and November 30, 2004, is shown below.

Percent of Domestic Segment Sales by Category(a)
---------------------------------------------

                                                             Three Months Ended             Nine Months Ended
                                                                 November 30                   November 30
                                                            2005            2004           2005           2004
-------------------------------------------------------------------------------------   ---------------------------
Video................................................         46%              43%          43%            42%
Information technology...............................         28               30           30             33
Audio................................................         15               14           16             13
Entertainment........................................         11               13           11             12
                                                          ---------------------------   ---------------------------
Total................................................        100%             100%         100%           100%
                                                          ===========================   ===========================

(a) Excludes extended warranty revenue and installation revenue

In the video category, Circuit City produced a double-digit comparable store sales increase in the third quarter. Television comparable store sales increased by double digits, led by triple-digit comparable store sales growth in flat panel displays. Growth in television sales and double-digit comparable store sales growth in digital imaging were partially offset by double-digit comparable store sales declines in DVD players.

In the information technology category, Circuit City produced a single-digit comparable store sales increase in the third quarter driven by a double-digit comparable store sales increase in notebook computers.

In the audio category, Circuit City produced a double-digit comparable store sales increase in the third quarter, primarily reflecting triple-digit comparable store sales growth in portable digital audio products. Double-digit comparable store sales growth in mobile audio products reflects growth in digital satellite radio and navigation products. Comparable store sales growth in portable and mobile audio products was partially offset by a single-digit comparable store sales decline in home audio products.

In the entertainment category, Circuit City produced a single-digit comparable store sales decrease in the third quarter, reflecting a double-digit comparable store sales decrease in music software and game products, partially offset by a single-digit comparable store sales increase in video software.

Domestic segment extended warranty revenue was as follows for the periods ended November 30, 2005, and 2004:

Domestic Segment Extended Warranty Revenue

                                                            Three Months Ended             Nine Months Ended
                                                                November 30                   November 30
(Dollar amounts in millions)                               2005           2004            2005           2004
-----------------------------------------------------------------------------------   -----------------------------
Extended warranty revenue............................     $104.7          $91.0        $287.1            $260.0
Percent of domestic segment sales....................        3.8%           3.8%          3.9%              3.9%

International Segment Sales
Circuit City's total sales for the third quarter include international segment sales of $170.6 million, compared to $142.0 million in the same period last year, an increase of 20.2 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately 6 percentage points of the international segment's third quarter total sales increase. Comparable store sales increased 7.5 percent for the quarter in local currency.

Gross Profit
The gross profit  margin was 24.2 percent in the third  quarter,  compared  with
25.2 percent in the same period last fiscal year. The domestic segment gross profit margin decreased 79 basis points. Approximately half of the change in the domestic gross profit margin reflects a decline in store merchandise margin due to continued margin rate declines in video software, as the company continued its efforts to drive traffic through aggressive movie pricing, and projection televisions, as the company opted to remain competitive in the marketplace. The other half of the decline in domestic gross profit margin results from higher costs associated with the company's promotional financing program. The higher costs result from higher interest rates, higher penetration of Circuit City credit card sales and the implementation of promotional financing offers that were more market competitive than those offered last year.

The international segment's gross profit margin decline, due primarily to changes in the product sales mix, contributed 20 basis points to the consolidated gross profit margin decline. The sales mix change was driven by weak sales performance in higher-margin categories including batteries, parts, accessories and toys, and strength in lower-margin categories including video and personal electronics. Promotional activity in the wireless communications business produced revenue and margin dollar growth, but at a lower margin rate.

Selling, General and Administrative Expenses

Consolidated

                                    Three Months Ended November 30          Nine Months Ended November 30
                                        2005              2004                 2005               2004
                                             % of             % of                     % of                % of
(Dollar amounts in millions)           $     Sales     $      Sales            $       Sales       $       Sales
--------------------------------------------------------------------    ------------------------------------------
Store expenses.................     $587.4   20.2%  $559.5    22.1%        $1,615.8    21.0%    $1,543.4   22.0%
General and administrative
     expenses..................       86.6    3.0     61.0     2.4            243.1     3.2        161.4    2.3
Remodel expenses...............         -       -      0.2       -                -       -          0.3      -
Relocation expenses............        2.6    0.1     14.9     0.6              4.9     0.1         33.3    0.5
Pre-opening expenses...........        4.4    0.1      7.5     0.3              6.7     0.1         12.0    0.2
Interest income................       (4.3)  (0.1)    (3.4)   (0.1)           (15.4)   (0.2)        (8.8)  (0.1)
                                    --------------------------------    -------------------------------------------
Total..........................     $676.6   23.3%  $639.6    25.3%        $1,855.0    24.1%    $1,741.7   24.9 %
                                    ================================    ===========================================

Domestic Segment

                                                        Three Months Ended            Nine Months Ended
                                                            November 30                  November 30
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Store expenses.......................................    $543.0     $521.3         $1,501.0    $1,466.6
General and administrative expenses..................      68.5       52.6            188.1       143.4
Remodel expenses.....................................         -        0.2                -         0.3
Relocation expenses..................................       2.6       14.9              4.9        33.3
Pre-opening expenses.................................       4.4        7.5              6.7        12.0
Interest income......................................      (4.2)      (3.4)           (14.8)       (8.7)
                                                       -----------------------     -------------------------
Total................................................    $614.2     $593.0         $1,685.8    $1,646.9
                                                       =======================     =========================

International Segment

                                                        Three Months Ended            Nine Months Ended
                                                            November 30                  November 30
(Amounts in millions)                                     2005       2004             2005       2004(a)
------------------------------------------------------------------------------     -----------------------
Store expenses.......................................     $44.3      $38.2           $114.8       $76.8
General and administrative expenses..................      18.1        8.4             55.0        18.0
Interest income......................................      (0.1)         -             (0.6)       (0.1)
                                                       -----------------------     -----------------------
Total................................................     $62.3      $46.6           $169.2       $94.8
                                                       =======================     =======================

(a)Selling, general and administrative expenses are included from May 12, 2004, when Circuit City acquired a controlling interest in InterTAN, Inc.

Selling, general and administrative expenses were 23.3 percent of total sales in the third quarter, compared with 25.3 percent of total sales in the same period last year. The domestic expense-to-sales ratio decreased 235 basis points, partially offset by a 38 basis point increase attributable to the international segment. The decrease in the domestic segment's ratio for the third quarter reflects leverage on higher sales and less store relocation activity compared with the prior year, partially offset by $15.6 million in higher advertising expense. Results for the quarter also include expenses associated with innovation work. During the third quarter, the company recorded its portion of the 2003 settlement in the Visa/MasterCard antitrust litigation. The $9.4 million gain is reflected as a reduction to domestic store expenses.

"We view the additional advertising expense during the quarter as an important investment in building the Circuit City brand. Since our retail stores team held labor expense relatively flat on a dollar basis, we were able to gain significant leverage on our higher level of sales as we continued work to optimize the labor model in our stores," said McCollough.

The increase in the international segment's ratio for the third quarter principally reflects $8.3 million in expenses, primarily related to incremental advertising, associated with the brand transition in Canada.

Net Earnings (Loss) from Continuing Operations
The fiscal 2006 third quarter net earnings from continuing operations totaled $10.1 million, or 6 cents per share, compared with a net loss from continuing operations of $5.9 million, or 3 cents per share, for the third quarter of fiscal 2005.

Financial Condition
At November 30, 2005, Circuit City had cash, cash equivalents and short-term investments of $535.9 million, compared with $752.5 million at November 30, 2004. The year-over-year change in the cash balance primarily reflects the use of $348.3 million to repurchase common stock.

Net-owned inventory decreased by $147.5 million year-over-year. Merchandise inventory increased to $2.68 billion from $2.46 billion last year driven by investments in key product categories for both segments. Accounts payable increased to $2.13 billion from $1.76 billion.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $800 million authorization. As of November 30, 2005, the company had repurchased 46.2 million shares under this authorization at a cost of $642.7 million. Of this total, repurchases during the third quarter totaled 6.0 million shares at a cost of $102.2 million.

Fiscal 2006 Outlook
Based on its performance during the first nine months of fiscal 2006, the company updated its fiscal 2006 outlook.

The company raised its range of expectations for total sales growth. The company now expects total sales growth of eight to 10 percent. The previous expectation was total sales growth of five to eight percent.

The company raised its range of expectations for domestic comparable store sales growth. The company now expects domestic comparable store sales growth in the mid- to upper-single digit range. The company's previous expectation was comparable store sales growth in the low- to mid-single digit range.

The company narrowed its expectations for operating margin (earnings from continuing operations before income taxes as a percent of sales) to a range of
1.6 percent to 2.0 percent.  The company's  previous  expectation was a range of
1.3 percent to 2.3 percent.

The fiscal 2006 outlook is based on the following assumptions:
o continued strong comparable sales performance
o a stable competitive environment
o a stable macroeconomic environment
o no unforeseen inventory shortages

The company expects three new Superstore openings and one relocated Superstore opening in the fourth quarter.

"Over the summer, we made substantial changes to our real estate organization, and we still need to improve our real estate portfolio," said McCollough. "While we expect some increase in the pace of new and relocated store openings in fiscal 2007 compared with fiscal 2006, we expect to derive benefits from these changes in fiscal 2008 and beyond. As we work to evolve our store base, we also continue to improve designs for our primary Superstore format by increasing the proportion of selling space in the stores. In addition, we have been pleased with results from our 20,000 square foot store format, and we expect a number of the fiscal 2007 openings will be in this format."

For the year, the company expects expenses related to domestic store relocations to total approximately $7 million and stock-based compensation expenses to total approximately $28 million. The company expects the consolidated effective income tax rate applicable to results from continuing operations will be 37.2 percent. For the year, capital expenditures, net of landlord reimbursements and sale leaseback transactions, are expected to total approximately $205 million.

When the company reports sales and earnings for fiscal 2006, it plans to provide guidance for expected fiscal 2007 operating margin, store openings, stock-based compensation expense and capital expenditures.

In a separate release today, the company announced the retirement plans of McCollough, the designation of Philip J. Schoonover as chief executive officer effective March 1, 2006, and the election of Schoonover to the board of directors.

Segment Performance Summary

Domestic Segment Performance Summary

                                                        Three Months Ended            Nine Months Ended
                                                            November 30                  November 30
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Net sales and operating revenues.....................  $2,735.1     $2,390.5        $7,269.0     $6,721.9
Gross profit.........................................  $  644.2     $  581.8        $1,717.2     $1,612.9
Selling, general and administrative expenses.........  $  614.2     $  593.0        $1,685.8     $1,646.9
Net earnings (loss) from continuing operations.......  $   13.1     $  (11.4)       $    7.8     $  (31.8)

International Segment Performance Summary

                                                         Three Months Ended           Nine Months Ended
                                                             November 30                 November 30
(Amounts in millions)                                     2005       2004             2005        2004
------------------------------------------------------------------------------     -------------------------
Net sales and operating revenues.....................  $   170.6      $142.0        $  426.9       $281.4
Gross profit.........................................  $    58.9      $ 56.0        $  155.8       $110.9
Selling, general and administrative expense..........  $    62.3      $ 46.6        $  169.2       $ 94.8
Net (loss) earnings from continuing operations.......  $    (3.0)     $  5.5        $   (9.5)      $  9.2

Conference Call Information
Circuit City will host a conference call for investors at 11:00 a.m. EST today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through December 27. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 3299390. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At November 30, the domestic segment operated 625 Superstores and six other locations in 157 U.S. media markets. At November 30, the international segment operated through 954 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com and at www.thesourcecc.ca.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments,
(2) the company's ability to continue to generate strong sales growth through its direct sales channel and to generate sales and margin growth through expanded service offerings, (3) the availability of real estate that meets the company's criteria for new and relocating stores, (4) the cost and timeliness of new store openings and relocations, (5) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (6) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (7) the ultimate outcome of the InterTAN litigation with RadioShack(R), (8) costs, changes in competitive conditions, business disruption or lack of customer acceptance associated with the rebranding of InterTAN's RadioShack(R)-branded stores and dealer outlets in Canada, (9) the possibility of adverse changes in general economic conditions, and (10) the accuracy of the assumptions underlying the company's projected 2006 results as discussed under "Fiscal 2006 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2005, in the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038



                                                     CIRCUIT CITY STORES, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                               PERIODS ENDED NOVEMBER 30 (UNAUDITED)
                                           (Amounts in thousands except per share data)

                                                                     Three Months                            Nine Months
                                                                2005               2004                2005               2004

NET SALES AND OPERATING REVENUES                          $     2,905,678    $     2,532,441      $    7,695,835     $   7,003,279
Cost of sales, buying and warehousing                           2,202,583          1,894,602           5,822,819         5,279,520
                                                           ---------------    ---------------      --------------    -------------

GROSS PROFIT                                                      703,095            637,839           1,873,016         1,723,759

Finance income                                                          -                  -                   -            5,564

Selling, general and administrative expenses                      676,577            639,641           1,854,991         1,741,713

Stock-based compensation expense                                    9,321              6,442              19,350            20,839

Interest expense                                                      644                476               1,255             1,625
                                                           ---------------    ---------------      --------------     -------------
 Earnings (loss) from continuing
    operations before income taxes                                 16,553             (8,720)             (2,580)          (34,854)

Income tax provision (benefit)                                      6,411             (2,820)               (961)          (12,304)
                                                           ---------------    ---------------      --------------     -------------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                     10,142             (5,900)             (1,619)          (22,550)

NET LOSS FROM DISCONTINUED OPERATION                                    -                  -                   -            (1,214)
                                                           ---------------    ---------------      --------------     -------------

NET EARNINGS (LOSS)                                       $        10,142    $        (5,900)     $       (1,619)    $     (23,764)
                                                           ===============    ===============      ==============     =============

Weighted average common shares:
       Basic                                                      174,438            191,135             179,426           195,321
                                                           ===============    ===============      ==============     =============

       Diluted                                                    177,509            191,135             179,426           195,321
                                                           ===============    ===============      ==============     =============

NET EARNINGS (LOSS) PER SHARE:
    Basic:
       Continuing operations                              $          0.06    $         (0.03)     $        (0.01)    $       (0.12)
       Discontinued operation                                           -                  -                   -             (0.01)
                                                           ---------------    ---------------      --------------     -------------

                                                          $          0.06    $         (0.03)     $        (0.01)    $       (0.12)
                                                           ===============    ===============      ==============     =============

    Diluted:
       Continuing operations                              $          0.06    $         (0.03)     $        (0.01)    $       (0.12)
       Discontinued operation                                           -                  -                   -             (0.01)
                                                           ---------------    ---------------      --------------     -------------

                                                          $          0.06    $         (0.03)     $        (0.01)    $       (0.12)
                                                           ===============    ===============      ==============     =============



                                           CIRCUIT CITY STORES, INC.
                                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                             (Amounts in thousands)
                                                                                    November 30
                                                                          2005                        2004
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         493,659           $         752,478
Short-term investments                                                        42,274                           -
Accounts receivable, net                                                     189,749                     126,932
Merchandise inventory                                                      2,681,045                   2,458,876
Deferred income taxes                                                         24,970                           -
Income tax receivable                                                         15,051                           -
Prepaid expenses and other current assets                                     61,159                      42,383
                                                                     ----------------         -------------------

Total Current Assets                                                       3,507,907                   3,380,669

Property and equipment, net                                                  805,347                     761,538
Deferred income taxes                                                         93,491                      68,205
Goodwill                                                                     228,593                     223,954
Other intangible assets, net                                                  29,763                      33,559
Other assets                                                                  42,297                      31,027
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       4,707,398           $       4,498,952
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $       2,127,047           $       1,757,347
Accrued expenses and other current liabilities                               240,030                     235,983
Accrued income taxes                                                               -                      23,862
Deferred income taxes                                                              -                       5,841
Short-term debt                                                               68,560                      12,648
Current installments of long-term debt                                         1,488                      13,461
                                                                  -------------------         -------------------

Total Current Liabilities                                                  2,437,125                   2,049,142

Long-term debt, excluding current installments                                13,881                      11,756
Accrued straight-line rent and deferred rent credits                         247,794                     228,877
Accrued lease termination costs                                               78,380                      66,152
Other liabilities                                                             94,399                      88,290
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          2,871,579                   2,444,217
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  88,516                      95,625
Capital in excess of par value                                               475,727                     759,406
Retained earnings                                                          1,233,989                   1,165,149
Accumulated other comprehensive income                                        37,587                      34,555
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,835,819                   2,054,735
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,707,398           $       4,498,952
                                                                  ===================         ===================

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